CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS



We consent to the references to our firm under the captions "Financial Highlights" for the John Hancock Investment Grade Bond Fund in the John Hancock Investment Grade Bond Fund Institutional Class I Prospectus and "Independent Auditors" and "Financial Statements" in the John Hancock Investment Grade Bond Fund Class I Shares Statement of Additional Information and to the incorporation by reference in Post-Effective Amendment Number 53 to the Registration Statement (Form N-1A, No. 2-66906) of our report dated July 5, 2002 on the financial statements and financial highlights in the Annual Report to the Shareholders for the year ended May 31, 2002 of John Hancock Investment Grade Bond Fund.




                                                          /s/ERNST & YOUNG LLP
                                                          --------------------


Boston, Massachusetts
May 21, 2003